Exhibit 10.1

Hana Biosciences, Inc. 400 Oyster Point Boulevard, Suite 215 South San Francisco, CA 94080

Ph. (650) 588-6404 Fax. (650) 588-2787 URL: www.hanabiosciences.com

December 16, 2005

VIA FED-EX

Russell Skibsted
330 Alameda de las Pulgas
Redwood City, CA 94062

Dear Russell:

As we have discussed, this letter agreement (the “Agreement”) sets forth the substance of the terms of your separation from Hana Biosciences, Inc. (the “Company”).

1.
Separation from Employment. The final date of your employment with the Company will be December 31, 2005 (the “Termination Date”). After the Termination Date, you and the Company agree that you will provide consulting services to the Company, as described in Paragraph 4 below. As consideration for entering into this Agreement, the Company will pay you $5,000 on the Company’s first regular pay day in January 2006, which payment shall be subject to applicable income tax withholding and other legally required deductions.

2.
Post-Termination Date Consulting. In accordance with Section 9(d)(i) of the your Employment Agreement dated October 12, 2004 (the “Employment Agreement”), the Company will continue to pay to you the annualized base salary stated in such agreement for a period of one (1) year following the Termination Date, which payments will be made in equal installments at the times of the Company’s regular paydays. Such payments will be subject to applicable income tax withholdings and other legally required deductions. As provided in the Employment Agreement, however, such payments may be offset against any amounts otherwise received by you from any employment during the one (1) year period following the termination of employment, provided, however, that in no event shall the Company have the right to recover or offset any amounts paid to you pursuant to Section 9(d)(i) of the Employment Agreement for any period prior to the commencement of new employment. You agree to send monthly correspondence (by email transmission to the attention of John P. Iparraguirre, or such other representative as the Company may hereafter indicate) attesting to the Company your then-current employment status and all amounts earned from any such employment.

In addition, consistent with Section 9(d)(i) of the Employment Agreement, 100,000 shares subject to the stock options granted to you pursuant to that certain Stock Option Agreement dated July 25, 2005 between you and the Company shall be deemed vested as of the Termination Date and the remaining 50,000 shares subject to such stock option shall expire and terminate. The vested portion of such stock options shall remain exercisable for a period of 90 days following the Termination Date.

3.
Accrued Salary and Vacation. On the Termination Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Termination Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. In addition, on the Company’s first regular pay day in January 2006, in addition to the payment described above in Paragraph 1, the Company will pay you $20,000, representing a bonus for 2005, which payment is also subject to standard payroll deductions and withholdings.

4.
Consulting Services. Following the Termination Date, you agree to be available to the Company, on an as-needed basis and as mutually agreed to between the Company and you, to provide consulting services in the areas of corporate finance and investor relations. Any such services that you provide to the Company after the Termination Date will not be as an employee of the Company, but as an independent contractor.

5.
Health Insurance. After the Termination Date, to the extent provided by the state Cal-COBRA law and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.

6.
Other Compensation or Benefits. Except as expressly provided in this Agreement, you will not receive any additional benefits after the Termination Date, with the sole exception: a) of any benefit to which you have a vested right under the terms of a written, ERISA-qualified benefit plan (e.g., 401(k) plan) , b) any and all rights to indemnification pursuant to California law and the Company’s Certificate of Incorporation and Bylaws, and c) rights as an insured under any Company insurance policy, including but not limited to, Directors and Officers liability insurance policy.

7.
Employment-Related Expense Reimbursements. Within thirty (30) days after the end of the Termination Date, you shall submit your final, documented expense reimbursement statement reflecting all business expenses you incurred in connection with your employment through the Termination Date for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.
Return of Company Property. You agree to return to the Company, on or before the end of the Termination Period, all documents of the Company (and all copies or reproductions thereof) and all other Company property in your possession or control, including, but not limited to, all files, notes, memoranda, correspondence, agreements, drawings, records, plans, forecasts, reports, proposals, studies, analyses, financial information, operational information, personnel information, investor information, research and development information, computer-recorded information, tangible property and equipment (including, but not limited to, computers and cellular phones), credit cards, entry cards, identification badges and keys; and any materials or medium of any kind which contain or embody any proprietary or confidential information of any Company (and all reproductions thereof, in whole or in part); provided, however, you may continue to use the Company-issued IBM ThinkPad notebook computer and Blackberry handheld device until the earlier of (a) the date you commencement employment with a new employer, or (b) December 31, 2006, at which date you agree to return such devices to the Company. You agree and acknowledge that, following the Termination Date, you will be responsible for establishing, at your own expense, wireless service plan(s) relating to such devices.

9.
Proprietary Information Obligations. You will not make any use or disclosure of Company proprietary or confidential information (whether obtained or developed during any employment, consulting or other professional relationship with any Company affiliate) without written permission. In addition, you hereby assign to the Company, to the fullest extent permitted by law, all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed by you, alone or with others, in the course of your employment with the Company. This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under Section 2870 of the California Labor Code. By your signature below, you acknowledge that you have reviewed the Limited Exclusion Notification attached hereto as Exhibit A. You further acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

10.
Confidentiality. The provisions of this Agreement (with the exception of the fact of your employment) will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to investors and as necessary to fulfill standard or legally required corporate reporting or disclosure requirements, including applicable provisions of the federal securities laws; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee of the Company.

11.
Nondisparagement. You agree not to disparage the Company and its officers, directors, members, partners, managers, employees, shareholders, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees not to disparage you in any manner likely to be harmful to you or your business reputation. Notwithstanding the foregoing, both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.
Acts Necessary To Effect This Agreement. You and the Company agree to execute any instruments or agreements (or amendments thereto), or perform any other acts that are or may become, necessary to effect and carry out the transactions contemplated by this Agreement.

13.
Release of Claims. Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or contemporaneous with your execution of this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment or other professional relationship with the Company or the termination of that employment or relationship; (b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or stock options; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (“ADEA”) (as amended), and the California Fair Employment and Housing Act (as amended). Nothing in this release shall apply to any claims by you against the Company relating to your vested rights to Company stock options, 401(k) benefits or any benefits set forth in Paragraph 6.

14.
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke your consent to the Agreement by providing written notice of your revocation to me; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date you sign this Agreement (the “Effective Date”).

15.
Section 1542 Waiver. In giving the release set forth in this Agreement, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

16.
Section 1541 Notice. This Agreement is in full accord, satisfaction, and discharge of doubtful and disputed claims and this Agreement has been executed with the express intention of effectuating the legal consequences provided for in Section 1541 of the California Civil Code, i.e., the extinguishment of all obligations as described herein. I have had the opportunity to have this section explained to me by legal counsel and I fully understand it. Section 1541 provides as follows:

An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

17.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by any Company Affiliate to you or to any other person, and that the Company make no such admission.

18.
Arbitration. To ensure the timely and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-applicable JAMS rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company shall bear JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

19.	Miscellaneous.

(a)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, in whole or in part, such invalidity, illegality or unenforceability will not affect any other provision, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible under applicable law.

(b)
Waiver. Any waiver of any breach of any provision of this Agreement shall be in writing, and the waiving party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(c)
Entire Agreement. This Agreement, including its exhibits, constitutes the final, complete, and exclusive embodiment of the entire agreement between you and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, or representation, written or otherwise, between you and any of the Company with regard to this subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the other agreements specified herein, this Agreement shall govern; provided, however, that to the extent not inconsistent with this Agreement, the other agreements shall continue in full force and effect. This Agreement is entered into without reliance on any agreement, promise, or representation, written or oral, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a written agreement signed by you and me.

(d)
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

(e)
Headings and Construction. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

(f)
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the written consent of the Company, which shall not be unreasonably withheld.

(g)
Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within the State of California.

If this Agreement is acceptable to you, please sign this Agreement and return the originals to me on or before December 31, 2005 days after the date you receive this Agreement. The offer contained in this Agreement will automatically expire if the Company does not receive the executed Agreement and Amendment from you by that date.

I wish you the best in your future endeavors.

Sincerely,

Hana Biosciences

By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D. President & Chief Executive Officer

Exhibit A - Limited Exclusion Notification

Accepted And Agreed:

/s/ Russell L. Skibsted
Russell L. Skibsted

December 28, 2005
Date